EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3 (Form Type)

BARRETT BUSINESS SERVICES, INC. (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 Par Value per Share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, $0.01 Par Value per Share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Total Offering Amounts					—	—	—
	Total Fee Offsets							—
	Net Fee Due							—

(1) There is being registered hereunder such indeterminate number or amount of common stock, preferred stock, debt securities, warrants, and units of Barrett Business Services, Inc. as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) In reliance on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, Barrett Business Services, Inc. hereby defers payment of the registration fee required in connection with this Registration Statement.